As filed with the Securities and Exchange Commission on December 7, 2015.

Registration No. 333‑

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S‑3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________________________
________________________________

Dorian LPG Ltd.
(Exact name of registrant as specified in its charter)
Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	66-0818228 (I.R.S. Employer Identification Number)

Dorian LPG Ltd.
c/o Dorian LPG (USA) LLC
27 Signal Road
Stamford, Connecticut 06902
(203) 674‑9900
(Address, including zip code, and telephone number,
 including area code, of registrant's principal executive offices)
Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574‑1200 (Name, address and telephone number of agent for service)

________________________________

Copies to:
Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574‑1200 (telephone number) (212) 480‑8421 (facsimile number)

________________________________

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Shares, par value $0.01 per share
Preferred Shares, par value $0.01 per share
Debt Securities(4)
Warrants(5)
Purchase Contracts(6)
Rights(7)
Units(8)
Total		$500,000,000	$58,100

(1)
Such amount in U.S. dollars as shall result in an aggregate public offering price for all securities of $500,000,000. Also includes such indeterminate amount of debt securities, common shares and preferred shares as may be issued upon conversion or exchange for any other debt securities or preferred shares that provide for conversion or exchange into other securities.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Pursuant to General Instruction II.D of Form S-3, the table does not specify by each class information as to the proposed maximum aggregate offering price. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. In no event will the aggregate offering price of all securities sold by Dorian LPG Ltd. pursuant to this registration statement exceed $500,000,000.

(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933 to be $58,100, which is equal to 0.0001162 multiplied by the proposed maximum aggregate offering price of $500,000,000.
(4)
If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $500,000,000.

(5)	There is being registered hereunder an indeterminate number of warrants as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $500,000,000.
(6)	There is being registered hereunder an indeterminate number of purchase contracts as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $500,000,000.
(7)	There is being registered hereunder an indeterminate number of rights as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $500,000,000.
(8)
There is being registered hereunder an indeterminate number of units as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $500,000,000. Units may consist of any combination of the securities offered by Dorian LPG Ltd. registered hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED DECEMBER 7, 2015

$500,000,000
Common Shares, Preferred Shares, Debt Securities,
 Warrants, Purchase Contracts, Rights and Units
Dorian LPG Ltd.
_________________

Through this prospectus, we may periodically offer:

(1) our common shares;

(2) our preferred shares;

(3) our debt securities;

(4) our warrants;

(5) our purchase contracts;

(6) our rights; and

(7) our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued under this prospectus may not exceed $500,000,000. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are listed on the New York Stock Exchange under the symbol "LPG."

An investment in these securities involves risks. See the section entitled "Risk Factors" beginning on page 8 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
_________________

The date of this prospectus is December 7, 2015

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i
PROSPECTUS SUMMARY	1
FORWARD-LOOKING STATEMENTS	6
RISK FACTORS	8
RATIO OF EARNINGS TO FIXED CHARGES	11
USE OF PROCEEDS	12
DILUTION	13
PLAN OF DISTRIBUTION	14
DESCRIPTION OF CAPITAL STOCK	16
CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS	23
DESCRIPTION OF DEBT SECURITIES	27
DESCRIPTION OF WARRANTS	35
DESCRIPTION OF PURCHASE CONTRACTS	36
DESCRIPTION OF RIGHTS	37
DESCRIPTION OF UNITS	38
ENFORCEABILITY OF CIVIL LIABILITIES	39
LEGAL MATTERS	39
EXPERTS	39
WHERE YOU CAN FIND ADDITIONAL INFORMATION	40
INFORMATION INCORPORATED BY REFERENCE	40
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	42

ABOUT THIS PROSPECTUS
As permitted under the rules of the U.S. Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address: c/o Dorian LPG (USA) LLC, 27 Signal Road, Stamford, Connecticut 06902. Our telephone number at that address is (203) 674-9900. See "Where You Can Find Additional Information."
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide information other than that provided in this prospectus and the documents incorporated by reference. Information contained on our website does not constitute part of this prospectus. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. We are not making an offer to sell common shares in any state or other jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery. Our business, financial condition, results of operations and prospects may have changed since that date. You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.
i

PROSPECTUS SUMMARY
This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the more detailed information that appears later in this prospectus, including the section entitled "Risk Factors" beginning on page 8 of this prospectus, and the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015 filed with the SEC on June 4, 2015, and incorporated by reference herein, before making an investment in our securities.
Unless otherwise indicated, references to "Dorian," the "Company," "we," "our," "us," or similar terms refer to Dorian LPG Ltd. and its subsidiaries. The terms "Predecessor" and "Predecessor Business" refer to the owning companies of the four vessels of our Initial Fleet prior to their acquisition by us. We use the term "VLGC" to refer to very large gas carriers and the term "PGC" to refer to pressurized gas carriers. We use the term "LPG" to refer to liquefied petroleum gas and we use the term "cbm" to refer to cubic meters in describing the carrying capacity of our vessels. Unless otherwise indicated, all references to "U.S. dollars," "USD," "dollars," "U.S.$," and "$" in this prospectus are to the lawful currency of the United States of America and references to "Norwegian Kroner" and "NOK" are to the lawful currency of Norway.
Our Company
We are a Marshall Islands corporation headquartered in the United States and primarily focused on owning and operating VLGCs, each with a cargo-carrying capacity of greater than 80,000 cbm. Our fleet currently consists of twenty-one LPG carriers, including seventeen fuel-efficient 84,000 cbm VLGCs, three 82,000 cbm VLGCs and one pressurized 5,000 cbm vessel. In addition, we have newbuilding contracts for the construction of two new 84,000 cbm VLGCs at Hyundai Heavy Industries Co., Ltd. ("Hyundai" or "HHI"), with scheduled deliveries between December 2015 and February 2016. We refer to these contracts along with the VLGCs that were delivered from Hyundai and Daewoo Shipping and Marine Engineering Ltd. ("Daewoo") between July 2014 and November 2015 as our VLGC Newbuilding Program.

Each of our newbuildings will be an ECO-design vessel incorporating advanced fuel efficiency and emission-reducing technologies. Upon completion of our VLGC Newbuilding Program in February 2016, 100% of our VLGC fleet will be operated as sister ships and the average age of our VLGC fleet will be approximately 1.6 years, while the average age of the current worldwide VLGC fleet is approximately 10.5 years.

Our principal shareholders include SeaDor Holdings, an affiliate of SEACOR Holdings, Inc. (NYSE:CKH), Kensico Capital Management, BW Euroholdings Ltd., an affiliate of BW Group Ltd., Wellington Management Group LLP, Dorian Holdings LLC and Sino Energy Holdings LLC, an affiliate of HNA Group Co., Ltd., which own 16.0%, 14.0%, 10.5%, 9.0%, 8.1% and 6.9%, respectively, of our total shares outstanding, as of December 4, 2015. SeaDor Holdings, Kensico Capital Management and Dorian Holdings LLC are all represented on our board of directors.

Our customers include global energy companies such as Exxon, Statoil and Shell, commodity traders such as Itochu Corporation and the Vitol Group and importers such as E1 Corp., SK Gas Co. Ltd. and Indian Oil Corporation. We intend to pursue a balanced chartering strategy by employing our vessels on a mix of multi-year time charters, some of which may include a profit-sharing component, and spot market voyages and shorter-term time charters. Five of our vessels are currently on time charters with oil majors, including one vessel on time charter within Helios LPG Pool LLC. See "Our Fleet" below.

On April 1, 2015, Dorian LPG Ltd. and Phoenix Tankers Pte. Ltd. ("Phoenix"), a wholly-owned subsidiary of Mitsui OSK Lines Ltd., established Helios LPG Pool LLC, or the Helios Pool, a pool of VLGC vessels. We believe that the operation of certain of our VLGCs in this pool will allow us to achieve better market coverage and utilization. Vessels entered into the Helios Pool are commercially managed by Dorian LPG (UK) Ltd., our wholly-owned subsidiary, and Phoenix. The members of the Helios Pool share in the revenue generated by the entire group of vessels in the pool, weighted according to certain technical vessel characteristics, and the net pool revenue is distributed as time charter hire to each participant. The vessels entered into the Helios Pool may operate either in the spot market or on time charters of two years' duration or less. The Helios Pool is currently operating nineteen VLGCs on the water, including fifteen of our VLGCs. We and Phoenix Tankers have agreed that the Helios Pool will have a right of first refusal to operate each VLGC of our respective fleets not employed on a time charter of more than two years' duration.

Our Fleet
The following table sets forth certain information regarding our vessels as of the date of this prospectus:
	Capacity (Cbm)	Shipyard	Sister Ships	Year Built/ Estimated Delivery(1)	ECO Vessel(2)	Employment(3)	Charter Expiration(1)
OPERATING FLEET
VLGCs
Captain Nicholas ML	82,000	Hyundai	A	2008	—	Pool	—
Captain John NP(4)	82,000	Hyundai	A	2007	—	Spot	—
Captain Markos NL(5)	82,000	Hyundai	A	2006	—	Time Charter	Q4 2019
Comet(6)	84,000	Hyundai	B	2014	X	Time Charter	Q3 2019
Corsair(7)	84,000	Hyundai	B	2014	X	Time Charter	Q3 2018
Corvette	84,000	Hyundai	B	2015	X	Pool	—
Cougar	84,000	Hyundai	B	2015	X	Pool	—
Concorde	84,000	Hyundai	B	2015	X	Pool	—
Cobra(8)	84,000	Hyundai	B	2015	X	Pool	Q3 2016
Continental	84,000	Hyundai	B	2015	X	Pool	—
Constitution	84,000	Hyundai	B	2015	X	Pool	—
Commodore	84,000	Hyundai	B	2015	X	Pool	—
Cresques	84,000	Daewoo	C	2015	X	Pool	—
Constellation	84,000	Hyundai	B	2015	X	Pool	—
Clermont	84,000	Hyundai	B	2015	X	Pool	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool	—
Cratis	84,000	Daewoo	C	2015	X	Pool	—
Commander(9)	84,000	Hyundai	B	2015	X	Time Charter	Q4 2020
Chaparral	84,000	Hyundai	B	2015	X	Pool	—
Copernicus	84,000	Daewoo	C	2015	X	Pool	—
PGC
Grendon	5,000	Higaki		1996	—	Spot	—
NEWBUILDING VLGCs
Challenger	84,000	Hyundai	B	Q4 2015	X	—	—
Caravelle	84,000	Hyundai	B	Q1 2016	X	—	—
Total	1,847,000

(1)	Represents calendar year quarters.

(2)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.

(3)
"Pool" indicates that the vessel is operated in the Helios Pool and we receive as charter hire a portion of the net income of the pool calculated according to a formula based on the vessel's pro rata performance in the pool.

(4)	Will be redelivered into the Helios Pool in December 2015.

(5)	Currently on time charter with an oil major that began in December 2014.

(6)	Currently on time charter with an oil major that began in July 2014.
(7)	Currently on time charter with an oil major that began in July 2015.
(8)	Currently on a time charter with an oil major within the Helios Pool that began in July 2015.
(9)	Currently on a time charter with a major oil company that began in November 2015.

Management of Our Business
All technical and commercial management services for our fleet are provided by the following wholly-owned subsidiaries:
•	Dorian LPG (USA) LLC provides financial and commercial management services to us;
•	Dorian LPG (UK) Ltd. provides chartering, post-fixture operations, legal and risk management services for us; and
•	Dorian LPG Management Corp., located in Athens, Greece, provides technical, health/safety/environmental/quality, human resource and accounting services to us.
Risk Factors
We face a number of risks associated with our business and industry and must overcome a variety of challenges to benefit from our strengths and implement our business strategies. These risks relate to, among others, changes in the international shipping industry, including supply and demand, charter hire rates, commodity prices, global economic activity, hazards inherent in our industry and operations resulting in liability for damage to or destruction of property and equipment, pollution or environmental damage, ability to comply with covenants in the credit facilities we have or may enter into, ability to finance capital projects, and ability to successfully employ our LPG carriers.
You should carefully consider the risks described in the section entitled "Risk Factors" beginning on page 8 of this prospectus and the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015 filed with the SEC on June 4, 2015, and incorporated by reference herein, and the other information in this prospectus, before deciding whether to invest in our securities.
Implications of Being an Emerging Growth Company
We had less than $1.0 billion in revenue during our last fiscal year, which means that we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and the related provisions of the Securities Act of 1933, or the Securities Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
•	exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;
•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and
•	exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to our auditor's report in which the auditor would be required to provide additional information about the audit and our financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.0 billion in "total annual gross revenues" during our most recently completed fiscal year, if we become a "large accelerated filer" with market capitalization of more than $700 million, or as of any date on which we have issued more than $1.0 billion in non-convertible debt over the three year period to such date. We may choose to take advantage of some, but not all, of these reduced burdens. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We are choosing to "opt out" of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
Corporate Structure
We were incorporated in the Republic of the Marshall Islands on July 1, 2013 for the purpose of owning and operating LPG carriers.
We own our vessels through separate wholly-owned subsidiaries that are incorporated in the Republic of the Marshall Islands. Vessel management services for our fleet are provided through our wholly-owned subsidiaries Dorian LPG (USA) LLC, Dorian LPG (UK) Ltd. and Dorian LPG Management Corp., incorporated in Delaware, the United Kingdom and the Republic of the Marshall Islands, respectively.

CORPORATE INFORMATION
Our principal executive offices are c/o Dorian LPG (USA) LLC, 27 Signal Road, Stamford, Connecticut 06902. The telephone number at that address is (203) 674-9900. Our website is www.dorianlpg.com. The information contained on our website is not a part of this registration statement.
OTHER INFORMATION
Because we are incorporated under the laws of Marshall Islands, you may encounter difficulty protecting your interests as shareholders, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal period ended March 31, 2015 that is incorporated by reference herein and the sections entitled "Risk Factors" and  "Enforceability of Civil Liabilities" in this prospectus for more information.

FORWARD-LOOKING STATEMENTS
This prospectus and any prospectus supplement, including documents incorporated by reference herein and therein, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including analyses and other information based on forecasts of future results and estimates of amounts not yet determinable and statements relating to our future prospects, developments and business strategies. Forward-looking statements are generally identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. Forward-looking statements involve risks and uncertainties that may cause actual future activities and results of operations to be materially different from those suggested or described in this prospectus. These risks include the risks that are identified in the "Risk Factors" section of this prospectus and the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, and also include, among others, risks associated with the following:
•	future operating or financial results;
•	our limited operating history;
•	pending or recent acquisitions, business strategy and expected capital spending or operating expenses;
•	worldwide production of oil and natural gas, including production from U.S. shale fields;
•	completion of infrastructure projects to support marine transportation of LPG, including export terminals, and pipelines;
•	competition in the marine transportation industry;
•	oversupply of LPG vessels comparable to ours;
•	supply and demand for LPG, which is affected by the production levels and price of oil, refined petroleum products and natural gas;
•	global and regional economic and political conditions, including government policies concerning oil and gas;
•	shipping market trends, including charter rates, factors affecting supply and demand and world fleet composition;
•	ability to employ our vessels profitably;
•	our limited number of assets and small number of customers;
•	performance by the counterparties to our charter agreements;
•	termination of our customer contracts;
•	delays and cost overruns in vessel construction projects;
•	our ability to incur additional indebtedness under and compliance with restrictions and covenants in our debt agreements;

•	our need for cash to meet our debt service obligations and to pay installments in connection with our newbuilding vessels;
•	our levels of operating and maintenance costs;
•	our dependence on key personnel;
•	availability of skilled workers and the related labor costs;
•	compliance with governmental, tax, environmental and safety regulation;
•	changes in tax laws, treaties or regulations;
•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (the "FCPA"), the U.K. Bribery Act 2010, or other applicable regulations relating to bribery;
•	general global economic conditions and conditions in the oil and natural gas industry;
•	effects of new products and new technology in our industry;
•	operating hazards in the maritime transportation industry;
•	adequacy of insurance coverage in the event of a catastrophic event;
•	the volatility of the price of our common shares;
•	our incorporation under the laws of the Republic of the Marshall Islands and the limited rights to relief that may be available compared to other countries, including the United States;
•	our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities, the terms of such financing and our ability to comply with covenants set forth in our existing and future financing arrangements; and
•	expectations regarding vessel acquisitions.
Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations proves to be inaccurate or is not realized. You should thoroughly read this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the forward-looking statements by these cautionary statements.
These forward-looking statements are made only as of the date of this prospectus, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before making a decision to invest in our securities, in addition to the other information contained in this prospectus, in any accompanying prospectus supplement, or incorporated by reference herein or therein, you should carefully consider the risks described under "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under "Risk Factors" contained in our most recent annual report on Form 10-K for the fiscal year ended March 31, 2015 and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference, and any free writing prospectus that we may authorize for use in connection with a specific offering. See "Where You Can Find Additional Information." The occurrence of one or more of those risk factors could significantly and negatively affect our business, financial condition and results of operations and our ability to pay dividends, and lower the trading price of our common shares. As a result, you may lose part or all of your investment.
The cyclical nature of the demand for LPG transportation may lead to significant changes in our chartering and vessel utilization, which may adversely affect our revenues, profitability and financial position.

Historically, the international LPG carrier market has been cyclical with attendant volatility in profitability, charter rates and vessel values. The degree of charter rate volatility among different types of gas carriers has varied widely. Because many factors influencing the supply of, and demand for, vessel capacity are unpredictable, the timing, direction and degree of changes in the international gas carrier market are also not predictable. If charter rates decline, our earnings may decrease, particularly with respect to our vessels deployed in the spot market, but will also apply to our other vessels whose charters will be subject to renewal in the future, as they may not be extended or renewed on favorable terms when compared to the terms of the expiring charters. In addition, we expect to take delivery of one newbuilding VLGC in the fourth quarter of 2015 and one newbuilding VLGC in the first quarter of 2016, for which we have not yet arranged employment. Any of the foregoing factors could have an adverse effect on our revenues, profitability, liquidity, cash flow and financial position.
Future growth in the demand for LPG carriers and charter rates will depend on economic growth in the world economy and demand for LPG product transportation that exceeds the capacity of the growing worldwide LPG carrier fleet. We believe that the future growth in demand for LPG carriers and the charter rate levels for LPG carriers will depend primarily upon the supply and demand for LPG, particularly in the economies of China, India, Japan, Southeast Asia and the U.S. and upon seasonal and regional changes in demand and changes to the capacity of the world fleet. The capacity of the world LPG shipping fleet appears likely to increase in the near term. Economic growth may be limited in the near term, and possibly for an extended period, as a result of the current global economic conditions, which could have an adverse effect on our business and results of operations.
The factors affecting the supply and demand for LPG carriers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.
The factors that influence demand for our vessels include:
•	supply and demand for LPG, which is affected by the production levels and price of oil, refined petroleum products and natural gas;
•	worldwide production of oil and natural gas, including production from U.S. shale fields;
•	global and regional economic conditions;
•	the distance LPG products are to be moved by sea;
•	completion of infrastructure projects to support marine transportation of LPG, including export terminals and pipelines;

•	availability of competing LPG vessels;
•	availability of alternative transportation means;
•	changes in seaborne and other transportation patterns;
•	development and exploitation of alternative fuels and non-conventional hydrocarbon production;
•	governmental regulations, including environmental or restrictions on offshore transportation of LPG;
•	local and international political, economic and weather conditions;
•	domestic and foreign tax policies;
•	accidents, severe weather, natural disasters and other similar incidents relating to the natural gas industry; and
•	weather.
The factors that influence the supply of vessel capacity include:
•	the number of newbuilding deliveries;
•	availability of berths in shipyards producing such vessels;
•	the scrapping rate of older vessels;
•	LPG vessel prices;
•	changes in environmental and other regulations that may limit the useful lives of vessels; and
•	the number of vessels that are out of service.
A significant decline in demand for the seaborne transport of LPG or a significant increase in the supply of LPG vessel capacity without a corresponding growth in LPG vessel demand could cause a significant decline in prevailing charter rates, which could materially adversely affect our financial condition and operating results and cash flow.
The price of our common shares may be highly volatile.
The market price of the common shares may fluctuate significantly following this offering in response to many factors, such as actual or anticipated fluctuations in our operating results, changes in financial estimates by securities analysts, economic and regulatory trends, general market conditions, rumors and other factors, many of which are beyond our control. An adverse development in the market price for our common shares could also negatively affect our ability to issue new equity to fund our activities.
We may have to issue additional shares in the future, which could cause the market price of our common shares to decline.
We may issue additional shares in the future in connection with, among other things, future corporate transactions, vessel acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances. Our issuance of additional shares would have the following effects: our existing shareholders' proportionate ownership interest in us will decrease; the amount of cash available for dividends payable per share may decrease; the relative voting strength of each previously outstanding share may be diminished; and the market price of our shares may decline.

The Public Company Accounting Oversight Board has been unable to inspect the audit work and practices of auditors operating in Greece, including our auditor.
Auditors of U.S. public companies are required by law to undergo periodic Public Company Accounting Oversight Board ("PCAOB"), inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. During the period 2009 to August 17, 2015, the PCAOB was not able to conduct inspections of accounting firms established and operating in Greece, even if they are part of major international firms. The PCAOB did conduct inspections in Greece in 2008 and evaluated our auditor's performance of audits of SEC registrants and our auditor's quality controls. The PCAOB issued its report which can be found on the PCAOB website. Accordingly, unlike for most U.S. public companies, the PCAOB has been prevented from evaluating our auditor's performance of audits and its quality control procedures during this period and our shareholders have been deprived of the possible benefits of such inspections. However as of August 17, 2015, the PCAOB has entered into a cooperation agreement with the Hellenic Accounting & Auditing Standards Oversight Board which provides a framework for joint inspections in Greece.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for the periods presented below:
	Dorian LPG Ltd.			Predecessor Businesses of Dorian LPG Ltd.
	Six months ended September 30, 2015	Year ended March 31, 2015	July 1, 2013 (inception) to March 31, 2014	Period April 1, 2013 to July 28, 2013	Year ended March 31, 2013		Year ended March 31, 2012
Earnings:
Net income	$54,866,147	$25,260,782	$2,833,843	$4,404,927	$(4,850,697)		$(9,472,320)
Fixed charges (below)	4,697,450	3,790,710	2,551,216	762,815	2,568,985		2,415,855
Less: interest capitalized	(3,630,321)	(3,501,620)	(972,010)	—	—		—
Total earnings	$55,933,276	$25,549,872	$4,413,049	$5,167,742	$(2,281,712)		$(7,056,465)

Fixed charges:
Interest and finance costs	$1,067,129	$289,090	$1,579,206	$762,815	$2,568,985		$2,415,855
Interest capitalized	3,630,321	3,501,620	972,010	—	—		—
Total fixed charges	$4,697,450	$3,790,710	$2,551,216	$762,815	$2,568,985		$2,415,855

Ratio of earnings to fixed charges(1)(2)	11.91	6.74	1.73	6.77	(0.89	)(3)	(2.92	)(3)

(1)	For purposes of computing the consolidated ratio of earnings to fixed charges, "earnings" consist of net income prepared under U.S. GAAP, plus fixed charges, less capitalized interest. "Fixed charges" represent interest incurred and capitalized and amortization of deferred financing costs. The consolidated ratio of earnings to fixed charges is a ratio that we are required to present in this prospectus supplement and has been calculated in accordance with SEC rules and regulations. This ratio has no application to our credit facilities, and we believe is not a ratio generally used by investors to evaluate our overall operating performance.
(2)	As we have no preferred stock issued, a ratio of earnings to combined fixed charges and preferred dividends is not presented.
(3)	The Predecessor Businesses of Dorian LPG Ltd.'s earnings were insufficient to cover fixed charges and accordingly, the ratio was less than 1:1. The Predecessor Businesses of Dorian LPG Ltd. would have needed to generate additional earnings of $4,850,697 and $9,472,320 to achieve coverage of 1:1 in the years ended March 31, 2013 and 2012, respectively.

USE OF PROCEEDS
We intend to use net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DILUTION
Information about the amount, if any, by which the offering price of our common shares issued pursuant to this prospectus exceeds the net tangible book value per share of our common shares following such issuance will be included in a prospectus supplement.

PLAN OF DISTRIBUTION
We may sell or distribute the securities included in this prospectus or any prospectus supplement through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our securities included in this prospectus, or any prospectus supplement, through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;
•	sell common shares short and deliver the shares to close out short positions;
•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or
•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and our major shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under this registration statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated by the SEC under the Securities Act.

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of our articles of incorporation and bylaws currently in effect. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, please read our articles of incorporation and bylaws, copies of which are filed as exhibits to the registration statement, of which this prospectus is a part.
Purpose
Our purpose, as stated in our articles of incorporation, is to engage in any lawful act or activity for which companies may be organized under the Marshall Islands Business Corporation Act of 1981, or the BCA.
Authorized Capitalization
Under our articles of incorporation, our authorized share capital consists of 450 million common shares, par value $0.01 per share, of which 58,057,493 shares were issued and 57,410,962 shares were outstanding as of the date of this prospectus and 50 million preferred shares, par value $0.01 per share, of which no shares were issued and outstanding as of the date of this prospectus. All of our shares are in registered form. 646,531 common shares were held in treasury as of the date of this prospectus.
Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.
Preferred Shares
Our articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:
•	the designation of the series;
•	the number of shares of the series, which our board may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of shares then outstanding;
•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates and any rate adjustments;
•	restrictions on the issuance of shares of the same series or of any other class or series; and
•	the voting rights, if any, of the holders of the series.
Authorized but Unissued Share Capital
The BCA does not require shareholders' approval for any issuance of authorized shares.
Share History
On July 1, 2013, we issued 100 shares to Dorian Holdings LLC in connection with our formation.
On July 29, 2013, we issued 18,644,324 shares in a private transaction exempt from registration under the Securities Act, of which Dorian Holdings LLC and SEACOR Holdings purchased 4,667,135 and 4,667,135 shares, respectively, with the balance purchased by other qualified institutional buyers and non-U.S. persons.
On November 26, 2013, we issued 7,990,425 shares to Scorpio Tankers Inc. in a private transaction exempt from registration under the Securities Act.
On November 26, 2013, we issued 16,081,081 shares in a private transaction exempt from registration under the Securities Act, of which Scorpio Tankers Inc., Dorian Holdings LLC and SeaDor Holdings purchased 4,824,324, 975,688 and 4,660,000 shares, respectively, with the balance purchased by other qualified institutional buyers and non-U.S. persons.
On February 12, 2014, we issued 5,649,200 shares in a private transaction exempt from registration under the Securities Act.
On April 25, 2014, we issued 1,412,698 common shares in a private transaction exempt from registration under the Securities Act.
On April 25, 2014, a one-for-five reverse stock split was effected for all of our issued and outstanding common shares; all share numbers have been retrospectively restated to reflect this reverse stock split.
On May 13, 2014, we completed an initial public offering of 7,105,263 common shares on the New York Stock Exchange at a price of $19.00 per share, or $135.0 million, in gross proceeds not including underwriting fees or closing costs of $11.5 million.
On May 22, 2014, we completed the issuance of 245,521 common shares related to the overallotment exercise by the underwriters of the Company's initial public offering at a price of $19.00 per share, or $4.7 million, in gross proceeds not including underwriting fees or closing costs of $0.3 million.
On June 25, 2014, we completed the exchange offer of unregistered common shares that we previously issued in our prior equity private placements, other than the common shares owned by our affiliates, for 15,528,507 common shares that have been registered under the Securities Act, the complete terms and conditions of which were set forth in a prospectus dated May 8, 2014 and the related letter of transmittal.
On June 30, 2014, we granted 655,000 shares of restricted stock to certain of our officers under our equity incentive plan that vest over 5 years.

On March 2, 2015, we granted 274,000 shares of restricted stock to certain of our directors, employees and non-employee consultants under our equity incentive plan that vest over five years.
On August 5, 2015, we announced the Board of Directors authorized the repurchase of up to $100 million of our common stock through the period ending December 31, 2016. Pursuant to this authorization, we repurchased and hold 646,531 common shares as treasury shares through the date of this prospectus.
Directors
Our articles of incorporation provide that, subject to any rights of holders of preferred shares, our directors shall be divided into three classes. The term of office of one or another of the three classes shall expire each year. The term of the first class of our directors will expire at the annual general meeting in 2017, the second class of our directors will expire at the annual general meeting in 2018 and the third class of our directors will expire at the annual general meeting in 2016. The directors elected at our general meetings shall be identified as being directors of the same class as the ones they succeed, and shall hold office until the third succeeding annual general meeting. Any vacancies in the Board for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Board then in office, and any such director so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Our articles of incorporation provide that no director may be removed except both for cause and with the affirmative vote of two-thirds of the votes cast at an annual general meeting.
Shareholder Meetings
Under our bylaws, annual meetings of shareholders will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Republic of The Marshall Islands. Special meetings may be called at any time by a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total voting rights of our total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.
Dissenters' Rights of Appraisal and Payment
Under the BCA, our shareholders have the right to dissent from various corporate actions, including certain mergers or consolidations or sales of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares, subject to exceptions. For example, the right of a dissenting shareholder to receive payment of the fair value of his shares is not available if for the shares of any class or series of shares, which shares at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either (1) listed on a securities exchange or admitted for trading on an interdealer quotation system or (2) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the High Court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the company's shares are primarily traded on a local or national securities exchange. The value of the shares of the dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.
Shareholders' Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors
The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties, subject to certain exceptions. Our articles of incorporation include provisions that eliminate the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.
Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys' fees) to our directors and officers and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Anti-takeover Effects of Certain Provisions of Our Articles of Incorporation and Bylaws
Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (i) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.
"Blank Check" Preferred Shares
Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.
Election and removal of directors
Our articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited actions by stockholders
Our articles of incorporation and our bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our articles of incorporation and our bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Advance notice requirements for shareholder proposals and director nominations
Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the one-year anniversary of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.
Classified board of directors
As described above, our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms. Accordingly, approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third-party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.
Business combinations
Although the BCA does not contain specific provisions regarding "business combinations" between companies organized under the laws of the Marshall Islands and "interested shareholders," we have included these provisions in our articles of incorporation. Specifically, our articles of incorporation prohibit us from engaging in a "business combination" with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:
•	any person who is the beneficial owner of 15% or more of our outstanding voting stock; or
•	any person who is our affiliate or associate and who held 15% or more of our outstanding voting stock at any time within three years before the date on which the person's status as an interested shareholder is determined, and the affiliates and associates of such person.
Subject to certain exceptions, a business combination includes, among other things:
•	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our outstanding stock;
•	certain transactions that result in the issuance or transfer by us of any stock of ours to the interested shareholder;

•	any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and
•	any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.
These provisions of our articles of incorporation do not apply to a business combination if:
•	before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;
•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than certain excluded shares;
•	at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock that is not owned by the interest shareholder;
•	the shareholder was or became an interested shareholder prior to the closing of this initial public offering;
•	a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or
•	the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:
(i)	a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);
(ii)	a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the outstanding shares; or
(iii)	a proposed tender or exchange offer for 50% or more of our outstanding voting stock.

Transfer Agent
The registrar and transfer agent for the common shares is Computershare Trust Company, N.A.
Listing
Our common shares are listed on the NYSE under the symbol "LPG."

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our articles of incorporation and bylaws and by the BCA. You should be aware that the BCA differs in certain material respects from the laws generally applicable to U.S. companies incorporated in the State of Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Republic of the Marshall Islands and we can not predict whether Republic of the Marshall Islands courts would reach the same conclusions as U.S. courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders' rights.

Marshall Islands	Delaware
Shareholder Meetings and Voting Rights
Held at a time and place as designated or in the manner provided in the bylaws	Held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or outside the Republic of the Marshall Islands	May be held within or outside Delaware

Notice:

Whenever shareholders are required or permitted to take action at a meeting, written notice shall state the place, date and hour of the meeting and, unless it is the annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting

A copy of the notice of any meeting shall be given not less than 15 nor more than 60 days before the meeting

Notice:

Whenever shareholders are required or permitted to take any action at a meeting, written notice shall state the place, if any, date and hour of the meeting and the means of remote communication, if any, by which shareholders may be deemed to be present and vote at the meeting

Written notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting

Any action required or permitted to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote
Unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote if consent is in writing and signed by the holders of outstanding stock having the number of votes necessary to authorize or take action at a meeting

Each shareholder entitled to vote may authorize another person to act for him by proxy	Each shareholder entitled to vote may authorize another person or persons to act for each shareholder by proxy

Marshall Islands	Delaware
Shareholder Meetings and Voting Rights
Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote shall constitute a quorum but in no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting

The certificate of incorporation or bylaws may specify the number necessary to constitute a quorum but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting. In the absence of such specifications, a majority of shares entitled to vote at the meeting shall constitute a quorum

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

Except as otherwise required by the BCA or our articles of incorporation, directors shall be elected by a plurality of the votes cast by holders of shares entitled to vote, and, except as required or permitted by the BCA or our articles of incorporation, any other corporate action shall be authorized by a majority of votes cast by holders of shares entitled to vote thereon

Unless otherwise specified in the certificate of incorporation or bylaws, directors shall be elected by a plurality of the votes of the shares entitled to vote on the election of directors, and, in all other matters, the affirmative vote of the majority of the shares entitled to vote on the subject matter shall be the act of the shareholders

The articles of incorporation may provide for cumulative voting	The certificate of incorporation may provide for cumulative voting

Dissenters' Rights of Appraisal
Shareholders have a right to dissent from a merger or consolidation or sale or exchange of all or substantially all assets not made in the usual and regular course of business, and receive payment of the fair value of their shares, subject to exceptions
Appraisal rights shall be available for the shares of a corporation in a merger or consolidation, subject to exceptions

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets

Alters or abolishes any preferential right of any outstanding shares having preferences; or

Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class

Marshall Islands	Delaware
Shareholders' Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of a beneficial interest in such shares. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter devolved upon such shareholder by operation of law

Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort	Delaware Court of Chancery Rule 23.1 governs the procedures for derivative actions by shareholders

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands

Attorney's fees may be awarded if the action is successful

Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of $50,000 or less

Directors
Board must consist of at least one member	Board must consist of at least one member

Removal:	Removal:

•	Any or all of the directors may be removed for cause by vote of the shareholders.	•
Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

•	If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.
Number of board members may be fixed by the bylaws, by the shareholders, or by action of the board under the specific provisions of a by-law

Number of board members may be changed by amendment of the bylaws, by the shareholders or by action of the board under specific provision of a by-law; however if the board is authorized to change the number of directors, it can only do so by a majority of the entire board

Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate

Duties of Directors
Members of a board of directors owe a fiduciary duty to the company to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

DESCRIPTION OF DEBT SECURITIES
We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture.  These indentures will be filed either as exhibits to an amendment to this registration statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the registration statement or a prospectus supplement.  We will refer to any or all of these reports as "subsequent filings." The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act.  The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions.  The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture.  Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time.  The debt securities may be issued in one or more series.  The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness.  Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;
•	the issue price, expressed as a percentage of the aggregate principal amount;
•	the maturity date;
•	the interest rate per annum, if any;
•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;
•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;
•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;
•	whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;
•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;
•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;
•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;
•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;
•	any terms with respect to subordination;
•	any listing on any securities exchange or quotation system;
•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and
•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the SEC relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the SEC, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the SEC relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;
•	all capitalized lease obligations;
•	all hedging obligations;
•	all obligations representing the deferred purchase price of property; and
•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and
•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;
•	the ability to make certain payments, dividends, redemptions or repurchases;
•	our ability to create dividend and other payment restrictions affecting our subsidiaries;
•	our ability to make investments;
•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;
•	our ability to enter into transactions with affiliates;
•	our ability to incur liens; and
•	sale and leaseback transactions.
Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class.  But no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3) reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6) makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7) waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

 Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:
•	default in any payment of interest when due which continues for 30 days;
•	default in any payment of principal or premium when due;
•	default in the deposit of any sinking fund payment when due;
•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;
•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.
An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.  This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders.  This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture.  Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street name, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:
•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;
•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or
•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.
Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository's relevant participating institutions to the applicable trustee.
In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the SEC. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making "book-entry" changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC's customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries—either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the SEC.

The 2015 DTCC Board of Directors is composed of 19 directors serving one-year terms. Thirteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC's preferred shareholders, which are NYSE Euronext and FINRA. Three directors are from non-participants. The remaining three are the chairman and chief executive officer, president, and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC's nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.'s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participating institution in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution's interest in the global security or securities representing the interest, on DTC's records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC's records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository.  In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the currency or currencies, in which the price of such warrants will be payable;
•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;
•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of:
•	debt or equity securities issued by us, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement; or
•	currencies.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS
We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:
•	the exercise price for the rights;
•	the number of rights issued to each stockholder;
•	the extent to which the rights are transferable;
•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;
•	the date on which the right to exercise the rights will commence and the date on which the right will expire;
•	the amount of rights outstanding;
•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and
•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.
The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see "Where You Can Find Additional Information" of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, rights, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:
•	the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;
•	a description of the terms of any unit agreement governing the units;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent.
Substantially all of our and our subsidiaries' assets are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Gary J. Wolfe of Seward & Kissel LLP, located at One Battery Park Plaza, New York, New York 10004, to accept service of process on our behalf in any such action.
Seward & Kissel LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.
LEGAL MATTERS
The validity of the securities offered by this prospectus with respect to Marshall Islands law and other legal matters relating to United States and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004.
EXPERTS
The consolidated financial statements of Dorian LPG Ltd. incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 2015 have been audited by Deloitte Hadjipavlou Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The combined financial statements of the Predecessor Businesses of Dorian LPG Ltd., incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 2015 have been audited by Deloitte Hadjipavlou Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The offices of Deloitte Hadjipavlou Sofianos & Cambanis S.A are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to our securities offered by this prospectus. For the purposes of this section, the term "registration statement" means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form S-3 we filed. Although we believe that we have accurately summarized the material terms of documents filed as exhibits to the registration statement, you should read those exhibits for a complete statement of their provisions. The registration statement on Form S-3, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
We will be subject to the full informational requirements of the Exchange Act. To comply with these requirements, we will file periodic reports, proxy statements and other information with the SEC.
INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with, and furnished to, the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus.  However, statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. Among other information, additional information regarding our business, assets, loan facilities, legal proceedings, our results of operations, liquidity and capital resources, quantitative and qualitative disclosures about market risk, our directors and executive officers, compensation of management and our directors, security ownership of certain beneficial owners and management, and certain relationships and related transactions, as well as our consolidated financial statements and our Predecessors' combined financial statements  are contained in the documents that have been incorporated by reference in this prospectus. We incorporate by reference the documents listed below:
•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed with the SEC on June 4, 2015, including portions of our proxy statement from our 2015 Annual Meeting of Stockholders held on July 23, 2015 to the extent incorporated by reference into our Annual Report on Form 10-K;
•	our Quarterly Report on Form 10-Q for the fiscal period ended June 30, 2015, filed with the SEC on August 5, 2015;
•	our Report on Form 8-K, filed with the SEC on June 19, 2015;
•	our Report on Form 8-K, filed with the SEC on June 24, 2015;
•	our Report on Form 8-K, filed with the SEC on June 29, 2015;
•	our Report on Form 8-K, filed with the SEC on July 28, 2015;
•	our Report on Form 8-K, filed with the SEC on August 20, 2015;
•	our Report on Form 8-K, filed with the SEC on September 3, 2015;
•	our Report on Form 8-K, filed with the SEC on October 5, 2015;

•	our Report on Form 8-K, filed with the SEC on October 13, 2015;
•	our Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2015, filed with the SEC on October 29, 2015;
•	our Report on Form 8-K, filed with the SEC on October 30, 2015;
•	our Report on Form 8-K, filed with the SEC on November 3, 2015;
•	our Report on Form 8-K, filed with the SEC on November 5, 2015;
•	our Report on Form 8-K, filed with the SEC on November 23, 2015;
•	our Report on Form 8-K, filed with the SEC on November 25, 2015;
•	our Report on Form 8-K, filed with the SEC on December 4, 2015;
•	our "Description of Registrant's Securities to be Registered" contained in our registration statement on Form 8-A (File No. 001-36437), filed with the Commission on May 2, 2014; and
•	all documents we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.
This prospectus may contain information that updates or modifies information in one or more of the documents incorporated by reference in this prospectus.
Notwithstanding the foregoing, no information is incorporated by reference in this prospectus or any prospectus supplement where such information under applicable Forms and regulations of the SEC is not deemed to be "filed" under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless we indicate in the report or filing containing such information that the information is to be considered "filed" under the Exchange Act or is to be incorporated by reference in this prospectus or any prospectus supplement. You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at the SEC's website or our website at www.dorianlpg.com as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained in our website. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus or the related registration statement. You may request a paper copy of our SEC filings, at no cost, by writing to or telephoning us at the following address:
Dorian LPG Ltd.
c/o Dorian LPG (USA) LLC
27 Signal Road
Stamford, Connecticut 06902
(203) 674-9900 (telephone number)

DISCLOSURE OF COMMISSION POSITION ON
 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.
Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) to our directors and offices and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.
The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Dorian LPG Ltd.

Common Shares

Preferred Shares
Debt Securities
Warrants
Purchase Contracts
Rights
and
Units

PROSPECTUS

December 7, 2015

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
We estimate the expenses in connection with the distribution of our shares in this offering will be as set forth in the table below. We will be responsible for paying the following expenses associated with this offering.
SEC registration fee		$58,100
FINRA filing fee		$75,500
New York Stock Exchange supplemental listing fee	$	*
Blue sky fees and expenses	$	*
Printing expenses	$	*
Legal fees and expenses	$	*
Accountants' fees and expenses	$	*
Transfer agent and registrar fees	$	*
Miscellaneous costs	$	*

Total

*	To be updated, if necessary, by amendment or supplement to this registration statement.
Item 15.  Indemnification of Directors and Officers
The Bylaws of the Registrant provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant against:
(1)	all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director or officer acting in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always that such indemnity shall not extend to any matter which would render it void pursuant to any Marshall Islands statute from time to time in force concerning companies insofar as the same applies to the Registrant (the "Companies Acts"); and
(2)	all liabilities incurred by him as such director or officer in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.
Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:
Indemnification of directors and officers.
(1)	Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)	Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
(3)	When director or officer successful. To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.
(4)	Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.
(5)	Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
(6)	Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(7)	Insurance. A corporation shall have power to purchase and maintain insurance or behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 16. Exhibits and Financial Statement Schedules
(a)            Exhibits
Exhibit Number	Description
1.1	Form of Underwriting Agreement (for equity securities)*

1.2	Form of Underwriting Agreement (for debt securities)*

3.1	Articles of Incorporation, incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form F-1 (Registration Number 333-194434)

3.2	Bylaws, incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form F-1 (Registration Number 333-194434)

3.3	Amendment to Articles of Incorporation, incorporated by reference to Exhibit 3.3 to the Company's Registration Statement on Form F-1 (Registration Number 333-194434)

4.1	Form of Common Share Certificate, incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form F-1 (Registration Number 333-194434)

4.2	Form of Preferred Share Certificate*

4.4	Form of Warrant Certificate*

4.5	Form of Rights Certificate*

4.6	Form of Senior Debt Securities Indenture

4.7	Form of Subordinated Debt Securities Agreement

4.8	Form of Warrant Agreement*

4.9	Form of Purchase Contract*

4.10	Form of Rights Agreement*

4.11	Form of Unit Agreement*

5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands counsel to the Company

8.1	Opinion of Seward & Kissel LLP, with respect to certain tax matters

23.1	Consent of Deloitte Hadjipavlou Sofianos & Cambanis S.A.

23.2	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 5.1)

23.3	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 8.1)

24.1	Powers of Attorney (incorporated by reference to the signature page of this Registration Statement)

25.1	Form T-1 Statement of Eligibility of Trustee under Debt Indenture (senior indenture)**

25.2	Form T-1 Statement of Eligibility of Trustee under Debt Indenture (subordinated indenture)**
*	To be filed by amendment or as an exhibit to a current report on Form 8-K and incorporated by reference herein, if applicable.
**	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939, as amended, and the applicable rules thereunder.

(b)            Financial Statements
The financial statements incorporated by reference into this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.
Item 17. Undertakings
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)            That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
The undersigned registrant hereby further undertakes:
(1)	To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.
(2)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(4)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(5)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stamford, Connecticut, on the 7th day of December, 2015.

DORIAN LPG LTD.

By:	/s/ John C. Hadjipateras
Name: John C. Hadjipateras
Title: Chairman, President and Chief Executive Officer; President, Dorian LPG (USA) LLC

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary J. Wolfe, Robert E. Lustrin, Will Vogel or either of them, with full power to act alone, his or her true lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 7, 2015.

Signature	Title

/s/ John C. Hadjipateras	Chairman, President and Chief Executive Officer; President, Dorian LPG (USA) LLC (Principal Executive Officer)
John C. Hadjipateras

/s/ Theodore B. Young	Chief Financial Officer and Treasurer; Chief Financial Officer and Treasurer, Dorian LPG (USA) LLC (Principal Financial Officer and Principal Accounting Officer)
Theodore B. Young

/s/ John C. Lycouris	Director; Chief Executive Officer, Dorian LPG (USA) LLC
John C. Lycouris

/s/ Thomas J. Coleman	Director
Thomas J. Coleman

/s/ Charles Fabrikant	Director
Charles Fabrikant

/s/ Ted Kalborg	Director
Ted Kalborg

/s/ Øivind Lorentzen	Director
Øivind Lorentzen

/s/ Malcolm McAvity	Director
Malcolm McAvity

/s/ David Savett	Director
David Savett

/s/ Christina Tan	Director
Christina Tan